Exhibit 99.2

FOR IMMEDIATE RELEASE

FIRST NBC RECEIVES LETTER FROM NASDAQ REGARDING DELISTING

NEW ORLEANS, LA (May 1, 2017) - First NBC Bank Holding Company (“First NBC”) (NASDAQ: FNBC), the holding company for First NBC Bank, announced that it received a letter from the staff of Nasdaq today advising the company that it has determined that First NBC’s common stock will be delisted from the Nasdaq Global Select Market. According to the Nasdaq Staff Determination Letter, the determination to delist First NBC’s securities was based on the commencement of the receivership of First NBC Bank, First NBC’s principal asset and wholly-owned operating subsidiary. The letter also indicated that First NBC’s failure to file its periodic reports as required by Listing Rule 5250(c)(1) served as an additional basis for delisting. Under the letter, First NBC may request an appeal of the delisting determination to the Nasdaq Listing Qualifications Panel; however, the company does not intend to do so. Therefore, trading of First NBC’s common stock will be suspended at the opening of business on May 10, 2017, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove First NBC’s securities from listing and registration with Nasdaq.

Forward Looking Statements

This release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements do not relate strictly to historical or current facts. Forward-looking statements reflect the current views and estimates of management of First NBC with respect to future economic circumstances, industry conditions, company performance and financial results. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the control of First NBC - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Among other factors, actual results may differ from those described in forward-looking statements due to the result of any potential bankruptcy proceeding; the actions of the Nasdaq Stock Market, LLC concerning the continued listing of First NBC on such exchange; the actions of other regulatory agencies which may be taken in response to the Bank’s receivership; the actions of First NBC’s creditors in connection with the events disclosed in this release; as well as to other factors included in filings made by First NBC with the Securities and Exchange Commission, including those risk factors set forth in First NBC’s Annual Report on Form 10-K for the year ended December 31, 2015. Forward-looking statements speak only as of the date they are made. Copies of First NBC's reports filed with the SEC are available in the Investor Relations section of First NBC’s website, http://ir.firstnbcbank.com. First NBC undertakes no duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.